                                                                      EXHIBIT 11

                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS

                                              THREE MONTHS ENDED                SIX MONTHS ENDED
                                                   JUNE 30,                         JUNE 30,
                                          ---------------------------       ---------------------------
                                             2000             1999            2000             1999
                                          ----------       ----------       ----------       ----------

Numerator:
   Net income for basic and
     diluted earnings per share           $  157,000          444,000       $  419,000       $  902,000
                                          ==========       ==========       ==========       ==========

Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares               3,981,664        3,979,367        3,981,664        3,978,284

   Effect of dilutive securities:
     Employee stock options                       --            9,662               --            8,216
                                          ----------       ----------       ----------       ----------

   Denominator for diluted earnings
     per common share -
     weighted-average shares               3,981,664        3,989,029        3,981,664        3,986,500
                                          ==========       ==========       ==========       ==========

Basic earnings per common share           $     0.04       $     0.11       $     0.11       $     0.23
                                          ==========       ==========       ==========       ==========

Diluted earnings per common share         $     0.04       $     0.11       $     0.11       $     0.23
                                          ==========       ==========       ==========       ==========
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